Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of April 17, 2006 is made by and between Clark Consulting Inc. and/or its successors (the “Company”), a Delaware corporation, and Leslie N. Brockhurst, a resident of California (the “Employee”) to that certain Employment Agreement made as of April 12, 2006 and effective as of January 1, 2006 (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties have mutually agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.  Amendments to Employment Agreement. The Agreement shall be amended by deleting Section 1 thereof and replacing it with the following:

1.  Term of Employment. The term of employment under this Agreement shall commence on April 1, 2006 (the “Effective Date”) and shall extend through March 31, 2007. Absent notice of termination pursuant to Section 10, commencing on April 1, 2007 and continuing on each subsequent April 1, the term of the Employee’s employment shall automatically be extended for an additional twelve (12) months. To cause the Employee’s employment to terminate at the end of the original or an extended term, either party, at least 60 days prior to such date, shall give written notice to the other party that the Agreement will terminate.

No Other Change. Except as set forth herein, the Agreement shall remain in full force and affect, without modification or waiver hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

CLARK CONSULTING, INC. By: /s/ Thomas M. Pyra Thomas M. Pyra President and Chief Operating Officer Dated: 4/17/06
EMPLOYEE: /s/ Leslie N. Brockhurst Leslie N. Brockhurst